FOR IMMEDIATE RELEASE

DATE:       August 6, 2007
CONTACT:    Joseph F. Conners
            Executive Vice President and Chief Financial Officer
PHONE:      (215) 864-6000
FAX:        (215) 864-1770


        BENEFICIAL MUTUAL BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS


PHILADELPHIA, PENNSYLVANIA, August 6, 2007 -- Beneficial Mutual Bancorp, Inc. (the "Company") (NASDAQGS: BNCL) today announced net income of $1.9 million for the second quarter of 2007, compared to net income of $2.4 million for the second quarter of 2006. The Company reported earnings for the six months ended June 30, 2007 of $3.7 million, compared to net income of $5.2 million for the comparable period in 2006.

Beneficial Mutual Bancorp, Inc. is the mid-tier holding company of Beneficial Bank (the "Bank"). The Bank is a Pennsylvania chartered savings bank originally founded in 1853. The Company completed its initial public minority stock offering and acquisition of FMS Financial Corporation ("FMS") of Burlington, New Jersey on July 13, 2007, after the close of the quarter ended June 30, 2007. Therefore, the information herein does not contain any per share information, or otherwise reflect the completion of the stock offering or the merger.

The merger solidifies Beneficial's position as the largest Philadelphia-based bank with more than $3.5 billion in assets, $2.5 billion in deposits and a network of over 70 neighborhood banking offices throughout the Delaware Valley. The Company offers a full array of financial products including commercial, consumer and real estate lending, insurance and brokerage operations. For more information about Beneficial Bank and Beneficial Mutual Bancorp, Inc., visit www.thebeneficial.com.

Highlights for the quarter included:

o The Bank's net interest margin increased 15 basis points during the three months ended June 30, 2007 to 3.02% compared to 2.87% during the same period in 2006. This increase resulted primarily from the earnings on available funds related to the Company's minority stock offering. The net interest margin improvement also reflects the change in the Bank's mix of assets, particularly the increase in higher yielding business loans, which increased by $87.4 million, or 18.7%, to $554.9 million during the past twelve months.

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o           Non-interest income from nontraditional lines of business continued
            to grow, as insurance commissions generated by the Company's wholly-owned subsidiary, Beneficial Insurance Services, LLC, increased by $126,000, or 15.5%, in the quarter ended June 30, 2007 compared to the same period in 2006. The Company continues to emphasize both insurance and wealth management services as key to building stronger relationships with businesses and consumers.

Balance Sheet
-------------

Assets increased $280.0 million, or 12.2%, to $2.58 billion at June 30, 2007, compared to $2.3 billion at December 31, 2006. The increase in assets was primarily due to an increase in cash and investment securities, resulting largely from the investment of funds received with subscription orders in connection with the Company's minority stock offering. This increase was partially offset by a decrease of $56.0 million in loans outstanding, due primarily to reduced demand for personal and residential real estate loans. This decrease was partially offset by an increase in business loans.

Deposits decreased $65.4 million, or 3.9%, to $1.61 billion at June 30, 2007 compared to $1.68 billion at December 31, 2006. The reduction in deposits was primarily due to reductions in time deposits, including brokered time deposits, which were partially offset by increases in checking, savings and money market account balances.

Retained earnings increased $2.0 million, or 0.7%, to $282.4 million at June 30, 2007, compared to $280.4 million at December 31, 2006. The ratio of the Company's retained earnings to total assets equaled 10.95% at June 30, 2007, compared to 12.19% at December 31, 2006.

Asset Quality
-------------

Net charge-offs during the three month period ended June 30, 2007 declined to $224,000, or 0.01% of average loans outstanding, compared to $377,000, or 0.02% of average loans outstanding for the same three month period in 2006. For the six month period ended June 30, 2007, net charge-offs declined to $430,000, or 0.03%, compared to $825,000, or 0.05% in the same six month period in 2006.

Nonperforming assets totaled $14.9 million, or 0.58% of total assets, at June 30, 2007 compared to $11.0 million, or 0.48% of total assets, at December 31, 2006. Total nonperforming assets at both dates include real estate owned of approximately $2.8 million, including a former branch office site with a net book value of $2.7 million, which is currently under agreement of sale, and is expected to be sold in 2007. The $3.9 million increase in nonperforming assets during the six months ended June 30, 2007 was the result of two loans to affiliates of a Philadelphia-based company that filed for bankruptcy under Chapter 11 in June 2007.

The Bank had no provision for loan losses during the three months ended June 30, 2007 compared to $600,000 for the same three month period in 2006. The Bank recorded a provision for loan losses of $300,000 for the six months ended June 30, 2007 compared to $1.2 million for the comparable period in 2006. The change in the provision for loan losses in the 2007 periods compared to the same periods in 2006 reflects lower levels of net charge-offs and a decrease in average loans outstanding. The allowance for loan losses at June 30, 2007 totaled $17.2 million, or 1.06% of total loans outstanding, compared to $17.4 million, or 1.03% of total loans outstanding, at December 31, 2006.

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Net Interest Income
-------------------

The Company's net interest income increased $449,000, or 2.8%, to $16.5 million for the three months ended June 30, 2007 from the comparable period in 2006. This increase was primarily the result of the investment of available funds received with subscription orders in connection with the Company's minority stock offering. For the six month period ended June 30, 2007, net interest income decreased $237,000 or 0.7%, to $31.9 million from the comparable period in 2006, as an increase in the Bank's net interest margin was offset by a reduction in average interest earning assets.

Non-interest Income
-------------------

Non-interest income increased by $248,000, or 10.2%, for the three months ended June 30, 2007, to $2.7 million, as compared to the same three month period in 2006. This change was primarily due to increases in insurance commissions and profits on the sale of available-for-sale securities, partially offset by an increase in losses on other operating assets, including operating losses on limited partnerships established to support low to moderate income housing. Noninterest income was relatively flat for the six months ended June 30, 2007 from the comparable period in 2006.

Non-interest Expense
--------------------

Non-interest expense increased by $2.2 million, or 14.6%, and $3.3 million, or 11.1%, during the three and six months ended June 30, 2007, respectively, compared to the same periods in 2006. The increases in non-interest expense were primarily due to increases in salaries, employee benefits and advertising expenses in anticipation of additional opportunities to promote products and services in a larger market area, and professional fees incurred during the course of the Company's minority stock offering and planned integration of Farmers & Mechanics Bank.

Gerard P. Cuddy, President and Chief Executive Officer of the Company, said "In the face of a challenging market environment characterized by a flat yield curve, we are encouraged by the maintenance of our net interest margin as we continue to change the mix of our assets and liabilities. We also anticipate continued growth in revenue from our insurance and wealth management lines of business. Most importantly," Cuddy continued, "we are emboldened by the outstanding support of our depositors, evidenced by their participation in our recent minority stock offering, and look forward to uniting the significant financial and human resources of both Beneficial and FMS for the benefit of our shareholders, customers and the communities we serve."

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This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.


BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except share amounts)

                                                     JUNE 30,     DECEMBER 31,
                                                       2007           2006
                                                    -----------  ------------
ASSETS:
Cash and Cash Equivalents:
  Cash and due from banks                           $   20,348    $  20,320
  Interest-bearing deposits                              3,518        2,325
  Federal funds sold                                    71,512          502
                                                    -----------  ------------
      Total cash and cash equivalents                   95,378       23,147

Investment Securities:
  Available for sale (amortized cost of $592,508
    and $335,265 at June 30, 2007
    and December 31, 2006, respectively)               585,297      330,867
  Held to maturity (estimated fair value of
    $117,043 and $127,233 at June 30,
    2007 and December 31, 2006, respectively)          120,710      130,357
  Federal Home Loan Bank stock, at cost                 13,717       15,544
                                                    -----------  ------------
      Total investment securities                      719,724      476,768
                                                    -----------  ------------

Loans:                                                1,632,639    1,688,825
  Allowance for loan losses                             (17,238)     (17,368)
                                                    -----------  ------------
            Net loans                                1,615,401    1,671,457

  Accrued Interest Receivable                           11,526       11,565

  Bank Premises and Equipment, net                      35,500       33,168

Other Assets:
  Bank owned life insurance                             28,698       28,003
  Goodwill and other intangibles                         8,464        8,635
  Other assets                                          65,574       47,476
                                                    -----------  ------------
      Total other assets                               102,736       84,114
                                                    -----------  ------------
Total Assets                                        $2,580,265    $2,300,219
                                                    ===========  ============

LIABILITIES AND RETAINED EARNINGS:
 Liabilities:
  Deposits:
   Non-interest bearing deposits                    $   89,689    $  90,040
   Interest bearing deposits                         1,522,997     1,588,014
                                                    -----------  ------------
      Total deposits                                 1,612,686     1,678,054
   Borrowed funds                                      232,746       294,896
   Stock subscription proceeds                         394,104             0
   Other liabilities                                    58,319        46,854
                                                    -----------  ------------
      Total liabilities                              2,297,855     2,019,804
                                                    -----------  ------------
 Commitments and Contingencies
  Retained Earnings:
   Common Stock - $1 par value 100,000 shares
    authorized; 100 shares issued and outstanding
   Retained earnings (partially restricted)            296,567       293,157
   Accumulated other comprehensive loss                (14,157)      (12,742)
                                                    -----------  ------------
      Total retained earnings                          282,410       280,415
                                                    -----------  ------------
 Total liabilities and retained earnings            $2,580,265    $2,300,219
                                                    ===========  ============



BENEFICIAL MUTUAL BANCORP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income
(Dollars in thousands)

                                                           THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                JUNE 30,                        JUNE 30,
                                                            2007             2006           2007           2006
                                                         -----------     -----------     ----------     ----------
INTEREST INCOME:
  Interest and fees on loans:                            $   25,875      $   25,649      $  51,641      $  50,435
  Interest on federal funds sold                                280               7            292             53
  Interest and dividends on investment securities:
     Taxable                                                  5,805           5,428         11,161         10,873
     Tax-exempt                                                 248             239            495            453
                                                         -----------     -----------     ----------     ----------
       Total interest income                                 32,208          31,323         63,589         61,814
                                                         -----------     -----------     ----------     ----------
INTEREST EXPENSE:
  Interest on deposits:
     Interest bearing checking accounts                         478             456            901            884
     Money market and savings deposits                        2,904           2,081          5,573          4,109
     Time deposits                                            8,888           8,120         18,083         15,548
                                                         -----------     -----------     ----------     ----------
       Total                                                 12,270          10,657         24,557         20,541
  Interest on borrowed funds                                  3,412           4,590          7,119          9,123
                                                         -----------     -----------     ----------     ----------
       Total interest expense                                15,682          15,247         31,676         29,664
                                                         -----------     -----------     ----------     ----------
Net interest income                                          16,526          16,076         31,913         32,150
Provision for loan losses                                         0             600            300          1,200
                                                         -----------     -----------     ----------     ----------
Net Interest Income After Provision for Loan Losses          16,526          15,476         31,613         30,950
                                                         -----------     -----------     ----------     ----------
Other Income:
  Insurance commission income                                   938             813          2,134          1,968
  Service charges and other income                            1,385           1,472          2,721          2,768
  Gains on sale of investment securities
    available for sale                                          367             157            679            774
                                                         -----------     -----------     ----------     ----------
       Total other income                                     2,690           2,442          5,534          5,510
                                                         -----------     -----------     ----------     ----------
Operating Expenses:
  Salaries and employee benefits                              9,267           8,436         18,390         17,053
  Occupancy                                                   2,034           1,848          3,994          3,750
  Depreciation, amortization and maintenance                  1,406           1,352          2,754          2,674
  Advertising                                                 1,041             727          1,727          1,168
  Amortization of Intangible                                     84             106            172            213
  Other                                                       3,247           2,435          6,024          4,891
                                                         -----------     -----------     ----------     ----------
       Total operating expense                               17,079          14,904         33,061         29,749
                                                         -----------     -----------     ----------     ----------
Income before income taxes                                    2,137           3,014          4,086          6,711
                                                         -----------     -----------     ----------     ----------
Income tax expense                                              225             576            425          1,503
                                                         -----------     -----------     ----------     ----------
Net income                                               $    1,912      $    2,438      $   3,661      $   5,208
                                                         ===========     ===========     ==========     ==========



SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA OF THE COMPANY (UNAUDITED)
(Dollars in Thousands, Except Per Share Data)

                                                  JUNE 30,         MARCH 31,      DECEMBER 31,
                                                    2007             2007             2006
                                                ------------     ------------     ------------
ASSET QUALITY INDICATORS:
  Nonperforming assets:
    Nonaccruing loans                            $  7,203         $  3,244         $    534
    Accruing loans past due 90 days or more         4,911            5,174            7,617
                                                ------------     ------------     ------------
Total nonperforming loans                          12,114            8,418            8,151

Real estate owned                                   2,773            2,876            2,809
    Total nonperforming assets                     14,887           11,294           10,960
Ratio of nonperforming loans to total loans          0.74%            0.51%           0.48%
Ratio of nonperforming loans to total assets         0.47%            0.37%           0.35%
Total nonperforming assets to total assets           0.58%            0.50%           0.48%




                                       FOR THE THREE MONTHS ENDED          FOR THE SIX MONTHS ENDED
                                        JUNE 30,         JUNE 30,           JUNE 30,       JUNE 30,
                                          2007             2006               2007           2006
                                       ----------      ----------          ----------      ----------
PERFORMANCE RATIOS:
  Return on average assets (1)            0.36%           0.41%               0.32%          0.42%
  Return on average equity (1)            2.72%           3.40%               2.62%          3.65%
  Net interest margin (1)                 3.02%           2.87%               2.94%          2.95%


(1) Annualized




                                                JUNE 30,         JUNE 30,
                                                  2007             2006
OTHER:
  Employees (full-time equvalents)                563              544
